FOR IMMEDIATE RELEASE
                                                 January 26, 2000
                                                 FOR ADDITIONAL INFORMATION
                                                 CONTACT: DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.10 per share for the quarter ended December 31, 1999. This is the eighteenth consecutive quarterly cash dividend the board has approved. The dividend will be payable on February 25, 2000 to shareholders of record on February 11, 2000.

The book value of NEIB's stock was $14.63 per share as of December 31, 1999. The last reported trade of the stock at the close of business on January 25, 2000 was $11.625 per share and the number of outstanding shares was 1,754,020.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".